SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Endurance Series Trust

Address of Principal Business Office:

100 South Ashley Drive, Suite 895

Tampa, Florida 33602

Telephone:

813-282-7870

Agent for Service of Process:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO  /   /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Tampa and in the State of Florida on the 16th day of January, 2013.

Signature:

Endurance Series Trust

By:

/s/ Derek Pilecki__________

Derek Pilecki, Trustee

Attest:

/s/ Andres Sandate_________

Andres Sandate, Secretary